Exhibit 99

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG FIRST QUARTER
RESULTS AND BEATS EARNINGS GUIDANCE

•Sales of $9.1 Billion, Reported and Organic1 Sales Up 3%
•Operating Margin Up 130 Basis Points to 20.4%; Segment Margin1 Up 20 Basis Points to 22.2%
•Earnings Per Share of $2.23 and Adjusted Earnings Per Share1 of $2.25, Above High End of Previous Guidance
•Backlog Up 6% Year Over Year to $32.0 Billion on $10.2 Billion in Orders
•Deployed $1.6 Billion of Capital to Dividends, Share Repurchases, and Capital Expenditures

CHARLOTTE, N.C., April 25, 2024 -- Honeywell (NASDAQ: HON) today announced results for the first quarter that met or exceeded the company's guidance. The company also reiterated its full-year sales, segment margin2, adjusted earnings per share2,3, and cash flow guidance ranges.
Honeywell reported first-quarter year-over-year reported and organic1 sales growth of 3%, led by another quarter of strong growth in Aerospace Technologies, which was up 18% on an organic1 basis, and Energy and Sustainability Solutions, which was up 5% organically1. Additionally, Honeywell Connected Enterprise offerings once again generated sales growth of more than 20% across the portfolio, led by cyber and buildings offerings. Operating margin expanded 130 basis points to 20.4% and segment margin1 expanded by 20 basis points to 22.2%, driven by expansion in Aerospace Technologies. Earnings per share for the first quarter was $2.23, up 8% year over year, and adjusted earnings per share1 was $2.25, up 9% year over year. Operating cash flow was $0.4 billion and free cash flow1 was $0.2 billion.
"Honeywell delivered a strong start to 2024. Organic1 growth was led by double-digit growth in both our commercial aviation and defense and space businesses," said Vimal Kapur, chief executive officer of Honeywell. "As long-cycle customer demand remained strong, our robust backlog increased 6% year over year and was up sequentially, ending the quarter at a record level of $32.0 billion. We also experienced pockets of recovery in short cycle, and expect broader participation as the year unfolds and channels normalize further. Improving business mix, continued focus on commercial excellence, and productivity actions enabled us to expand margins in line with the high end of our guidance range and overdeliver on our adjusted earnings per share2,3 guidance.
"Concurrently, we executed on our capital deployment strategy, putting our robust balance sheet to work through $1.6 billion in dividends, share repurchases, and high-return capital expenditures. In addition, we announced our intention to acquire Civitanavi Systems, which will further strengthen our navigation offerings in Aerospace and expand our footprint in Europe."

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Honeywell Q1’24 Results - 2

Kapur continued, "Building on this quarter's momentum, we are poised for another year of significant transformation at Honeywell as we remain well-positioned to deliver on our commitments and accelerate growth in 2024. Our portfolio is aligned to three powerful megatrends - automation, the future of aviation, and energy transition, all underpinned by digitalization. Looking ahead, I remain confident in our ability to create value as we continue to execute on our M&A playbook and leverage our differentiated Accelerator operating system to unlock the full value of our latest acquisitions, as well as in our core businesses."
As a result of the company's first-quarter performance and management's outlook for the remainder of the year, Honeywell maintained its full-year sales, segment margin2, adjusted earnings per share2,3, and cash flow guidance. Full-year sales are expected to be $38.1 billion to $38.9 billion, with organic1 sales growth in the range of 4% to 6%. Segment margin2 is expected to be in the range of 23.0% to 23.3%, with segment margin expansion2 of 30 to 60 basis points. Adjusted earnings per share2,3 is expected to be in the range of $9.80 to $10.10, up 7% to 10%. Operating cash flow is expected to be in the range of $6.7 billion to $7.1 billion, with free cash flow1 of $5.6 billion to $6.0 billion. A summary of the company's full-year guidance can be found in Table 1.

First-Quarter Performance
Honeywell sales for the first quarter were up 3% year over year on a reported basis and 3% year over year on an organic1 basis. The first-quarter financial results can be found in Tables 2 and 3.
Aerospace Technologies sales for the first quarter were up 18% on an organic1 basis year over year, the seventh consecutive quarter of double-digit organic growth, as a result of ongoing strength in both commercial aviation and defense and space. Sales growth was led by commercial original equipment, up over 20% year over year for the second straight quarter as shipset deliveries continued to increase sequentially. Commercial aftermarket grew 17% on increased flight activity, led by air transport. Defense and space grew 16% year over year as demand remained strong, while supply chain improvements allowed us to execute on our robust order book. Segment margin expanded 150 basis points year over year to 28.1%, driven by commercial excellence and volume leverage, partially offset by cost inflation and mix pressure within our original equipment business.
Industrial Automation sales for the first quarter were down 13% on an organic1 basis year over year. Sales decline was primarily due to lower volumes in warehouse and workflow solutions. Sales in our short-cycle productivity solutions and services business were down versus the prior year, but orders grew double digits year over year and sequentially for the second straight quarter, an encouraging sign of recovering demand. Our lifecycle solutions and services business was a bright spot in the quarter, up double-digits year over year. Segment margin contracted 200 basis points to 16.8% driven by lower volume leverage and cost inflation, partially offset by productivity actions and commercial excellence.
Building Automation sales for the first quarter were down 3% on an organic1 basis year over year. Building solutions continues to be a bright spot, with double-digit growth in projects and another quarter of growth in services. Strength in building solutions was offset by building products, where lower volumes led to sales declines across fire, security, and building management systems. Segment margin contracted 120 basis points to 24.0%, slightly above fourth quarter levels, due to product mix headwinds and cost inflation, partially offset by productivity actions and commercial excellence.
Energy and Sustainability Solutions sales for the first quarter were up 5% on an organic1 basis year over year. Advanced materials led ESS with 6% sales growth, primarily driven by another quarter of double-digit improvement in fluorine products. UOP sales grew 3% in the quarter as a result of double-digit growth in
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Honeywell Q1’24 Results - 3

petrochemical catalyst shipments and refining equipment, partially offset by expected challenging year-over-year comps from large gas processing equipment projects. Segment margin contracted 70 basis points to 19.8% as one-time factory restart costs were partially offset by favorable business mix and productivity actions.

Conference Call Details
Honeywell will discuss its first-quarter results and full-year 2024 guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2024 GUIDANCE2

	Previous Guidance	Current Guidance
Sales	$38.1B - $38.9B	$38.1B - $38.9B
Organic[1] Growth	4% - 6%	4% - 6%
Segment Margin	23.0% - 23.3%	23.0% - 23.3%
Expansion	Up 30 - 60 bps	Up 30 - 60 bps
Adjusted Earnings Per Share[3]	$9.80 - $10.10	$9.80 - $10.10
Adjusted Earnings Growth[3]	7% - 10%	7% - 10%
Operating Cash Flow	$6.7B - $7.1B	$6.7B - $7.1B
Free Cash Flow[1]	$5.6B - $6.0B	$5.6B - $6.0B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	1Q 2024	1Q 2023	Change
Sales	$9,105	$8,864	3%
Organic[1] Growth			3%
Operating Income Margin	20.4%	19.1%	130 bps
Segment Margin[1]	22.2%	22.0%	20 bps
Earnings Per Share	$2.23	$2.07	8%
Adjusted Earnings Per Share[1]	$2.25	$2.07	9%
Cash Flow from Operations	$448	$(784)	N/A
Free Cash Flow[1]	$215	$(977)	N/A

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Honeywell Q1’24 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE TECHNOLOGIES	1Q 2024	1Q 2023	Change
Sales	$3,669	$3,111	18%
Organic Growth[1]			18%
Segment Profit	$1,031	$827	25%
Segment Margin	28.1%	26.6%	150 bps
INDUSTRIAL AUTOMATION
Sales	$2,478	$2,803	(12%)
Organic Growth[1]			(13%)
Segment Profit	$417	$526	(21%)
Segment Margin	16.8%	18.8%	-200 bps
BUILDING AUTOMATION
Sales	$1,426	$1,487	(4%)
Organic Growth[1]			(3%)
Segment Profit	$342	$375	(9%)
Segment Margin	24.0%	25.2%	-120 bps
ENERGY AND SUSTAINABILITY SOLUTIONS
Sales	$1,525	$1,461	4%
Organic Growth[1]			5%
Segment Profit	$302	$300	1%
Segment Margin	19.8%	20.5%	-70 bps

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends - automation, the future of aviation, and energy transition - underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations that help make the world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
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Honeywell Q1’24 Results - 5

We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors, many of which are difficult to predict and outside of our control. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as lower GDP growth or recession, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q1’24 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Product sales	$6,263	$6,310
Service sales	2,842	2,554
Net sales	9,105	8,864
Costs, expenses and other
Cost of products sold[1]	4,035	4,068
Cost of services sold[1]	1,548	1,430
Total Cost of products and services sold	5,583	5,498
Research and development expenses	360	357
Selling, general and administrative expenses[1]	1,302	1,317
Other (income) expense	(231)	(260)
Interest and other financial charges	220	170
Total costs, expenses and other	7,234	7,082
Income before taxes	1,871	1,782
Tax expense	396	374
Net income	1,475	1,408
Less: Net income attributable to the noncontrolling interest	12	14
Net income attributable to Honeywell	$1,463	$1,394
Earnings per share of common stock - basic	$2.24	$2.09
Earnings per share of common stock - assuming dilution	$2.23	$2.07
Weighted average number of shares outstanding - basic	652.3	667.8
Weighted average number of shares outstanding - assuming dilution	656.6	673.0

1	Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q1’24 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
Net Sales	2024	2023
Aerospace Technologies	$3,669	$3,111
Industrial Automation	2,478	2,803
Building Automation	1,426	1,487
Energy and Sustainability Solutions	1,525	1,461
Corporate and All Other	7	2
Total	$9,105	$8,864

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended March 31,
Segment Profit	2024	2023
Aerospace Technologies	$1,031	$827
Industrial Automation	417	526
Building Automation	342	375
Energy and Sustainability Solutions	302	300
Corporate and All Other	(71)	(81)
Total segment profit	2,021	1,947
Interest and other financial charges	(220)	(170)
Interest income	105	76
Stock compensation expense[1]	(53)	(59)
Pension ongoing income[2]	145	130
Other postretirement income[2]	6	6
Repositioning and other charges[3,4]	(93)	(141)
Other[5]	(40)	(7)
Income before taxes	$1,871	$1,782

1	Amounts included in Selling, general and administrative expenses.
2	Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component), and Other (income) expense (non-service cost component).
3	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
4	Includes repositioning, asbestos, and environmental expenses.
5	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell Q1’24 Results - 8

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$11,756	$7,925
Short-term investments	249	170
Accounts receivable, less allowances of $324 and $323, respectively	7,476	7,530
Inventories	6,318	6,178
Other current assets	1,635	1,699
Total current assets	27,434	23,502
Investments and long-term receivables	975	939
Property, plant and equipment—net	5,698	5,660
Goodwill	17,985	18,049
Other intangible assets—net	3,136	3,231
Insurance recoveries for asbestos-related liabilities	164	170
Deferred income taxes	374	392
Other assets	9,879	9,582
Total assets	$65,645	$61,525
LIABILITIES
Current liabilities
Accounts payable	$6,468	$6,849
Commercial paper and other short-term borrowings	1,819	2,085
Current maturities of long-term debt	1,254	1,796
Accrued liabilities	6,947	7,809
Total current liabilities	16,488	18,539
Long-term debt	22,183	16,562
Deferred income taxes	2,063	2,094
Postretirement benefit obligations other than pensions	129	134
Asbestos-related liabilities	1,467	1,490
Other liabilities	6,263	6,265
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,045	16,434
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$65,645	$61,525
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Honeywell Q1’24 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$1,475	$1,408
Less: Net income attributable to noncontrolling interest	12	14
Net income attributable to Honeywell	1,463	1,394
Adjustments to reconcile net income attributable to Honeywell to net cash provided by (used for) operating activities
Depreciation	166	161
Amortization	125	122
Repositioning and other charges	93	141
Net payments for repositioning and other charges	(124)	(41)
NARCO Buyout payment	—	(1,325)
Pension and other postretirement income	(151)	(136)
Pension and other postretirement benefit payments	(8)	(15)
Stock compensation expense	53	59
Deferred income taxes	3	225
Other	(163)	(350)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	53	(422)
Inventories	(140)	(238)
Other current assets	64	110
Accounts payable	(381)	114
Accrued liabilities	(605)	(583)
Net cash provided by (used for) operating activities	448	(784)
Cash flows from investing activities
Capital expenditures	(233)	(193)
Proceeds from disposals of property, plant and equipment	—	11
Increase in investments	(238)	(226)
Decrease in investments	155	386
Receipts (payments) from settlements of derivative contracts	43	(7)
Net cash used for investing activities	(273)	(29)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	2,223	4,105
Payments of commercial paper and other short-term borrowings	(2,470)	(3,294)
Proceeds from issuance of common stock	144	37
Proceeds from issuance of long-term debt	5,710	—
Payments of long-term debt	(573)	(1,363)
Repurchases of common stock	(671)	(699)
Cash dividends paid	(703)	(725)
Other	36	(34)
Net cash provided by (used for) financing activities	3,696	(1,973)
Effect of foreign exchange rate changes on cash and cash equivalents	(40)	28
Net increase (decrease) in cash and cash equivalents	3,831	(2,758)
Cash and cash equivalents at beginning of period	7,925	9,627
Cash and cash equivalents at end of period	$11,756	$6,869

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Honeywell Q1’24 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q1’24 Results - 11

Honeywell International Inc.
Reconciliation of Organic Sales % Change
(Unaudited)

Three Months Ended March 31, 2024
Honeywell
Reported sales % change	3%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	3%

Aerospace Technologies
Reported sales % change	18%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	18%

Industrial Automation
Reported sales % change	(12)%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	1%
Organic sales % change	(13)%

Building Automation
Reported sales % change	(4)%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	(3)%

Energy and Sustainability Solutions
Reported sales % change	4%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	5%
We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q1’24 Results - 12

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2024	2023	2023
Operating income	$1,860	$1,692	$7,084
Stock compensation expense[1]	53	59	202
Repositioning, Other[2,3]	92	180	952
Pension and other postretirement service costs[3]	16	16	66
Segment profit	$2,021	$1,947	$8,304

Operating income	$1,860	$1,692	$7,084
÷ Net sales	$9,105	$8,864	$36,662
Operating income margin %	20.4%	19.1%	19.3%
Segment profit	$2,021	$1,947	$8,304
÷ Net sales	$9,105	$8,864	$36,662
Segment profit margin %	22.2%	22.0%	22.7%

1	Included in Selling, general and administrative expenses.
2
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended March 31, 2024, and 2023, other charges include $17 million of expense and $2 million of benefit, respectively, due to the Russia-Ukraine conflict.

3	Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.
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Honeywell Q1’24 Results - 13

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2024	2023	2023	2024(E)
Earnings per share of common stock - diluted[1]	$2.23	$2.07	$8.47	$9.78 - $10.08
Pension mark-to-market expense[2]	—	—	0.19	No Forecast
Russian-related charges[3]	0.02	—	—	0.02
Net expense related to the NARCO Buyout and HWI Sale[4]	—	—	0.01	—
Adjustment to estimated future Bendix liability[5]	—	—	0.49	—
Adjusted earnings per share of common stock - diluted	$2.25	$2.07	$9.16	$9.80 - $10.10

1
For the three months ended March 31, 2024, and 2023, adjusted earnings per share utilizes weighted average shares of approximately 656.6 million and 673.0 million, respectively. For the twelve months ended December 31, 2023, adjusted earnings per share utilizes weighted average shares of approximately 668.2 million. For the twelve months ended December 31, 2024, expected earnings per share utilizes weighted average shares of approximately 656 million.

2	Pension mark-to-market expense uses a blended tax rate of 18%, net of tax benefit of $27 million, for 2023.
3
For the three months ended March 31, 2024, the adjustment was a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind down activities in Russia. For the three months ended March 31, 2023, the adjustment was a benefit of $2 million, without tax expense. For the twelve months ended December 31, 2023, the adjustment was a benefit $3 million, without tax expense.

4	For the twelve months ended December 31, 2023, the adjustment was $8 million, net of tax of benefit of $3 million, due to the net expense related to the NARCO Buyout and HWI Sale.
5	Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount was attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.
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Honeywell Q1’24 Results - 14

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash provided by operating activities	$448	$(784)
Capital expenditures	(233)	(193)
Free cash flow	$215	$(977)

We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q1’24 Results - 15

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)

Twelve Months Ended December 31, 2024(E) ($B)
Cash provided by operating activities	~$6.7 - $7.1
Capital expenditures	~(1.1)
Free cash flow	~$5.6 - $6.0
We define free cash flow as cash provided by operating activities less cash for capital expenditures.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.